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                            ASSET PURCHASE AGREEMENT

                                  June 10, 1999

                  The parties to this agreement are Network Event Theater, Inc., a Delaware corporation ("NET"); Pik:Nik Media, Inc., a Delaware corporation and a wholly-owned subsidiary of NET ("the Buyer"); HelloXpress USA, Inc., a Virginia corporation (the "Company"); and Dalia Smith and Ron Smith (together, the "Stockholders"), who own all of the Company's outstanding stock.

                  The Company is engaged in the business of producing, marketing and distributing postcards containing advertisements (the "Business"). The parties wish to provide for the acquisition of substantially all of the assets and business of the Company by the Buyer.

                  It is agreed as follows:

                  1.       Sale and Transfer of Assets.

                  1.1 Assets Being Sold. The Company hereby sells, assigns and transfers to the Buyer, and the Buyer purchases and acquires from the Company, all of the assets and business of the Company (but excluding the assets referred to in section 1.2), including, but not limited to, the following:

                           (a) all rights under agreements, commitments and
orders, to the extent that they remain unperformed or unfulfilled on, or by their terms continue after, the date of this agreement, including, but not limited to, all agreements, commitments and orders with advertisers, customers, printers, photographers, manufacturers, distributors, subcontractors, lessors, employees, sales representatives and suppliers;

                           (b) all tangible assets, wherever located, including
fixtures and related equipment; distribution racks; inventory and work in process; photographs, film, advertisements, art work, promotional materials and archives; equipment (including office and computer equipment) and furniture; and office supplies, stationery, forms and labels;

                           (c) all computer software and all rights in the
trademarks, trade names and logos (including registrations and applications for registration of any of them), together with the good will of the business associated with those trademarks, trade names and logos; all rights in copyrights (including registrations and applications for registration of any copyrights); and all other intangible property and proprietary rights, including, but not limited

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to, the Company's rights to use the advertisements on its postcards and the rights to prepare, reproduce and distribute copies, compilations and derivative works;

                           (d) all records, files, mailing lists, advertiser
lists, customer lists, accounting information and other information and data relating to the Business;

                           (e) all claims against third parties, including
claims under manufacturers and vendors warranties;

                           (f) all rights to the post office boxes, telephone
numbers and facsimile numbers used in the Business; and

                           (g) all accounts receivable and notes receivable,
including, but not limited to, the accounts receivable listed on schedule 1.1(g), prepaid expenses and other current assets.

                  The assets being sold to the Buyer pursuant to this agreement are collectively referred to below as the "Assets."

                           1.2 Excluded Assets. The following assets are being
retained by the Company and are not being sold, assigned or transferred to the
Buyer:

                               (a) all cash, investments, certificates of
deposit, deposits, commercial paper, treasury bills and notes, money market accounts and other marketable securities;

                               (b) all rights under any agreement, commitment or
order as to which consent to assignment is required but has not been obtained;

                               (c) the account receivable from GP Enterprises in
the amount of $72,680;

                               (d) the trademark Go Card; and

                               (e) the assets listed on schedule 1.2.

                  2. Amount and Payment of Purchase Price.

                           2.1 Purchase Price. As full consideration for the
Assets, NET shall issue to the Company an aggregate number of shares of NET's common stock determined by dividing $250,000 by the Market Price (as defined below) on the date of this agreement. As full consideration for the covenant not to compete in section 5.1, the Buyer shall pay to the Stockholders cash in the aggregate amount of $300,000.


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                           2.2 Additional Consideration. If Local Sales by the
Buyer in the cities of Washington, Baltimore, Boston, Philadelphia and Atlanta exceed $325,000 (determined in accordance with generally accepted accounting principles consistently applied) for the period from July 1, 1999 through June 30, 2000 then, as additional consideration for the Assets, (a) the Buyer shall pay to the Company on September 1, 2000 cash in the aggregate amount of $45,000, and (b) NET shall issue to the Company on September 1, 2000 an aggregate number of shares of NET's common stock determined by dividing $200,000 by the Market Price on that date. If Local Sales by the Buyer in the cities of Washington, Baltimore, Boston, Philadelphia and Atlanta exceed $250,000 but are less than or equal to $325,000 (determined in accordance with generally accepted accounting principles consistently applied) for the period from July 1, 1999 through June 30, 2000 then, as additional consideration for the Assets, NET shall issue to the Company on September 1, 2000, an aggregate number of shares of NET's common stock determined by dividing $50,000 by the Market Price on that date. As used in this section, the term "Local Sales" means postcard sales made by local staff (other than Dalia Smith) to advertisers who purchase postcards for distribution in any one or more of the cities referred to in the preceding sentence. As soon as practicable after June 30, 2000 the Buyer shall furnish to the Stockholders a statement setting forth in reasonable detail the amount of its Local Sales for the period from July 1, 1999 through June 30, 2000. If the Stockholders disagree with the statement, the Stockholders shall give notice of the disagreement to the Buyer within 30 days after receipt of the statement. In that event, the Buyer and the Stockholders shall use their best efforts to reach agreement on the disputed items; if they are unable to resolve the dispute, the dispute shall be referred to an independent accounting firm of recognized national standing reasonably acceptable to the Buyer and the Stockholders, whose determination of the disputed items shall be final and binding. The costs of the accountants shall be borne by the Stockholders unless the accountants determination results in an additional payment to the Stockholders, in which case the costs shall be borne by the Buyer.

                           2.3 Definitions and General Provisions.

                               (a) As used in this agreement, the term "Market
Price" means, as of any date, the average closing price (computed and rounded to the third decimal point) of NET's common shares on NASDAQ as of 4:00 p.m. (EST) during the 15 trading days ending on the third day preceding that date.

                               (b) Any calculation of shares that equates to a
fractional number of shares shall be rounded to the nearest whole number.

                               (c) All cash payments to the Stockholders under
this agreement shall be made 51% to Dalia Smith and 49% to Ron Smith.

                           2.4 Assumption of Liabilities. The Buyer hereby
assumes, and agrees to pay, perform and discharge when due (i) all of the Company's trade accounts payable and accrued expenses listed on schedule 3.6, and (ii) all of the Company's obligations under the agreements, commitments and orders listed on schedule 3.13, to the extent that they remain


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unperformed or unfulfilled on, or by their terms continue in effect after, the date of this agreement. Except as specifically provided in the preceding sentence, the Buyer has not assumed and shall have no responsibility for any liabilities or obligations of the Company relating to the operations of the Business, or otherwise, through the date of this agreement (including, but not limited to, any bank loans, any credit card loans, any vehicle loans or any rack loans), and the Company shall pay, perform and discharge all such liabilities and obligations (except to the extent that any liability or obligation is being contested in good faith). NET shall not have any liability or obligation with respect to the Business and shall not have any liability or obligation to the Company except for breach of any warranty or covenant of NET contained in this agreement.

                           2.5 Operations Following the Closing.

                               (a) After the date of this agreement, (a) Dalia
Smith shall be employed by the Buyer as a National Account Manager pursuant to an employment agreement in the form of exhibit 2.5, which is being executed contemporaneously with the execution of this agreement, and (b) Ron Smith will be employed by the Buyer and will be entitled to receive, as full compensation for his services, commissions equal to 5.0% of all Local Sales made by sales staff that he supervises (but excluding any Local Sales by Dalia Smith). Mr. Smith's employment will be subject to termination by him or by the Buyer at any time on two weeks notice. It is anticipated that the business and operations of the Buyer will be fully integrated into the business and operations of the Buyer.

                               (b) Nothing in this agreement or that agreement
shall be construed to limit the rights of the boards of directors and officers of NET and the Buyer to manage the business and affairs of those corporations or give the Stockholders any claim against either the Buyer or NET or any of its subsidiaries with respect to any decision relating to the conduct of their businesses, whether or not that decision affects the amount of any additional consideration payable under section 2.2.

                               (c) The Company and the Stockholders shall, as
promptly as practical, forward to the Buyer any amount received by either of them with respect to the Company's accounts receivable outstanding as of the date of this agreement, and the Buyer shall, as promptly as practical, forward to the Company any amount received by the Buyer with respect to the excluded account receivable from GP Enterprises.

                  3. Representations and Warranties by the Company and the Stockholders. The Company and the Stockholders jointly and severally represent and warrant to NET and the Buyer as follows:

                           3.1 Organization and Authority of the Company. The
Company is a corporation duly organized, validly existing and in good standing under the law of the State of Virginia and has the full corporate power and authority to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted.


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                           3.2 Authorization of Agreement. The execution,
delivery and performance of this agreement by the Company have been duly authorized by all necessary corporate action of the Company. Each of the Stockholders has the full right to enter into and perform his or her obligations under this agreement. This agreement is a valid and binding obligation of the Company and each of the Stockholders enforceable against each of them, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           3.3 Consents of Third Parties. The execution,
delivery and performance of this agreement by the Company and the Stockholders do not and will not (i) conflict with the certificate of incorporation or bylaws of the Company or violate any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which the Company or either of the Stockholders is a party or by which the Company or either of the Stockholders is bound; (ii) violate any law, regulation, order, writ, judgment, injunction or decree applicable to the Company or either of the Stockholders; (iii) result in the creation of any claim, lien, security interest, charge or encumbrance ("Liens") upon any of the Company's asset; (iv) adversely affect the operation of the Business in any material respect; or (v) require filing with or approval by any court or governmental authority or any other person or entity.

                           3.4 Ownership of the Company. Dalia Smith and Ron
Smith are the record and beneficial owners of 51% and 49%, respectively, of the Company's outstanding stock, in each case free and clear of any Liens. There are no outstanding options, warrants or rights of any kind to acquire any stock, and there are no outstanding securities convertible into stock, of the Company, nor are there any obligations to issue any such options, rights or securities. The Company does not own any capital stock or other interest in any corporation or business entity, nor is the Company subject to any obligation or requirement to make any investment in any corporation or business entity.

                           3.5 Financial Statements. Schedule 3.5 contains the
balance sheets of the Company as of December 31, 1997 and 1998 and April 30, 1999, together with the related statements of operations and cash flows for the periods then ended. All of the financial statements contained in schedule 3.5 conform to the books and records of the Company as prepared in the ordinary course of business, show all expenses attributable to the Company during the periods covered, and fairly present the Company's financial position and the results of its operations as of the dates and for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis. All of the books of account of the Company have been exhibited or made available to NET and those books of account have been maintained in accordance with good business practice on a consistent basis and accurately record all transactions of the Company during the periods covered by them. All of the Company's accounts receivable outstanding as of the date of this agreement arose from bona fide transactions in the ordinary course of the business and none of them is subject to any defense, counterclaim or


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setoff, and the Stockholders have no reason to believe that any of them will not be collected in full when due.

                           3.6 Absence of Undisclosed Liabilities. As of the
date of this agreement the Company does not have any liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, other than (a) liabilities and obligations under leases, commitments and other agreements entered into in the ordinary course of business (which, to the extent required by section 3.13, are listed on schedule 3.13), and (b) the trade accounts payable and accrued expenses listed on schedule 3.6, each of which has been incurred in the ordinary course of business. The Stockholders do not know of any basis for the assertion against the Company or the Business of any liability as of the date of this agreement that is not listed on schedule 3.6.

                           3.7 Absence of Certain Changes. Since December 31,
1998, the Company has operated its business in the ordinary course and consistent with past practice, and, except as set forth on schedule 3.7:

                                (a) the Company has not entered into any
transaction or incurred any liability or obligation other than in the ordinary course of business;

                                (b) there has been no material adverse change in
the condition (financial or otherwise), business, operations, assets or prospects of the Company;

                                (c) the Company has not sold or transferred any
assets other than in the ordinary course of business and other than assets that have been replaced with other assets of equal or greater value;

                                (d) the Company has not made any distribution on
or acquired any of its shares or, directly or indirectly, made any other payment of any kind or any loan to any of the Stockholders or their respective affiliates; and

                                (e) the Company has not granted or agreed to
grant any general increase in any rate or rates of salaries or compensation or in benefits of any kind to its employees or any specific increase in the salary of or compensation to any employee whose total salary and compensation after such increase would be at an annual rate in excess of $25,000.

                           3.8 Taxes. The Company has timely filed all federal,
state and local income, sales and other tax returns, reports and information returns (including any related or supporting information) required by law to be filed by it; each of those tax returns is correct and complete in all material respects. The Company has paid all taxes required to be paid by it to date. None of the Company's tax returns has been audited by any tax authority. There exist no pending or, to the best of the knowledge of the Company and the Stockholders, proposed tax assessments, suits, actions, claims, audits, investigations or inquiries by any tax authority with respect to the business or assets of the Company or against the Company or any of its directors,

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officers, employees or independent contractors. There are no tax liens on any of the Company's assets. The Company (including any person acting on behalf of the Company) has not given nor been requested to give waivers or extensions of any statute of limitations relating to payment of taxes of the Company or for which the Company may be liable and no other party has given or been requested to give such waivers or extensions with respect to taxes for which the Company may be liable. All taxes that are or were required by law to be withheld or collected by the Company have been duly withheld or collected and paid to the proper tax authority. The Company does not have any tax liability of any kind that could result in a Lien on any of the assets of the Company.

                           3.9 Title to Assets. Except as set forth on schedule
3.9 and except for the lien, if any, of current taxes not yet due and payable, the Company has valid title, free and clear of any Liens, to all the assets used in the Business. The Assets constitute all of the assets, tangible and intangible, used in or needed to conduct the Business and will be sufficient to enable the Buyer to continue to operate all aspects of the Business in the manner in which it has been operated by the Company. The Company does not owe any amount to, or have any contract with or commitment to, or use any property (real or personal) in its business owned or leased by, either of the Stockholders or any director, officer, employee, agent or representative of the Company, or any of their respective affiliates.

                           3.10 Personal Property. Schedule 3.10 lists all of
the equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property having an individual value greater than $3,000 owned or leased by the Company and all interests therein. All equipment and other tangible assets owned or used by the Company are in good operating condition and in good condition of maintenance and repair, ordinary wear and tear excepted, are suitable for their present uses and purposes, and conform with all applicable ordinances, rules and regulations and all building, zoning and other laws.

                           3.11 Real Property. The Company does not own any real
property.

                           3.12 Litigation; Compliance with Laws. Except as set
forth on schedule 3.12, there is no claim, litigation, proceeding or governmental investigation pending or, to the best of the knowledge of the Company and the Stockholders, threatened, or any order, injunction or decree outstanding, against the Business, the Company or any of its properties or assets. Neither the Company nor either of the Stockholders knows of any basis for future claims, litigations, proceedings or investigations against the Business, the Company or any of its properties or assets. Neither the Company nor the Business is in violation of any law, regulation or ordinance, or any other requirement of any governmental body or court, and no notice has been received by the Company or any of its officers or directors alleging any such violation. The Company is not engaged in any dispute with any of its advertisers, customers, suppliers or printers and has good relationships with all of them.

                           3.13 Lists of Agreements, etc. Schedule 3.13 contains
a true and complete list of all orders, commitments and agreements (written or oral) to which the Company is a party, including, but not limited to, orders, commitments and agreements with advertisers and customers, agreements for the purchase of materials, supplies, equipment or services, leases (as lessee or lessor), license agreements (as licensee or licensor), distribution agreements, and employment, consulting, sales representative and independent contractor agreements. True and complete copies of the agreements, commitments and leases referred to on schedule 3.13 have been delivered to NET.

                           3.14 Status of Agreements. All of the Company's
agreements, commitments and orders were entered into in the ordinary course of business. Each of the agreements, commitments and orders referred to in section
3.13 is presently in full force and effect in accordance with its terms and the Company is not in default, and, to the best of the knowledge of the Company and the Stockholders, no other party is in default under any of the provision of any of those agreements and no condition exists that, with notice or lapse of time or both, would constitute a default by the Company or, to the best of the knowledge of the Company and the Stockholders, any other party to any of those agreements. Each of the agreements, commitments or orders referred to in section
3.13 is valid and binding upon and enforceable against each of the parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general. No party to any of the agreements, commitments or orders referred to in section 3.13 has made, asserted or has any defense, setoff or counterclaim under any of those agreements, commitments or orders or has exercised any option granted to it to cancel or terminate its agreement, to shorten the term of its agreement, or to renew or extend the term of its agreement and neither the Company nor any of its officers or directors has received any notice to that effect.

                           3.15 Employees.

                                (a) Schedule 3.15(a) contains a true and
complete list of the names, positions, hire dates and annual or hourly compensation of all employees of the Company and a description of vacation policies, sick leave policies, and bonus, incentive compensation and group insurance plans for the benefit of those employees. Except as set forth on schedule 3.15(a), the Company is not a party to or bound by or liable with respect to any "employee benefit plan", within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974. No employee of the Company is represented by any union or other collective bargaining agent and there are no collective bargaining or other labor agreements with respect to those employees.

                                (b) No employee of the Company is owed any
wages, benefits or other compensation for past services, other than wages and benefits accrued in the ordinary course of business during the current pay period and accrued vacation. Except as set forth on schedule 3.15(a), the Company does not have any severance policy and no employee of the Company is entitled to any severance payment, either by law or by agreement, upon the termination of his or her employment. The transactions provided for in this agreement will not give rise to any liability of the Company or the Buyer for severance pay or termination pay to


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any employee of the Company or trigger any payments of any kind to any employee of the Company.

                                (c) Schedule 3.15(c) contains a true and
complete list of the names, the annual, weekly or hourly compensation, and the job descriptions, of all persons that the Company has engaged as independent contractors since [July 1, 1998]. All such persons are properly characterized as independent contractors and neither the Internal Revenue Service nor any other governmental agency has asserted any claim to the contrary and, to the best of the knowledge of the Company or the Stockholders, there is no pending investigation by any governmental agency relating to the Company's practice of engaging independent contractors.

                           3.16 Labor Disagreements. Except as set forth on
schedule 3.16, (a) to the best of the knowledge of the Company and the Stockholders, the Company and the Business are in compliance with all applicable laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; and (b) there is no (and has never been any) unfair labor practice charge or complaint against the Company or the Business pending before the National Labor Relations Board, any state labor relations board or any court or tribunal and, to the best of the knowledge of the Company and the Stockholders, none is or has been threatened.

                           3.17 Restrictive Documents, etc. Neither the Company
nor the Business is subject to, or a party to, any lease, license, permit, agreement or other commitment, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind, that materially and adversely affects its business practices or operations or any of the assets of the Company or that would prevent its compliance with the terms, conditions and provisions of this agreement or the continued operation of the Business by the Buyer after the date of this agreement on substantially the same basis as it has been operated since July 1, 1998.

                           3.18 Intangible Property. Schedule 3.18 contains a
complete list of the trademarks, trade names, copyrights and logos used by the Company. The Company owns, free and clear of any Liens, each of the trademarks, trade names, copyrights and logos (including registrations and applications for registration of any of them) listed on schedule 3.18, and they constitute all of the trademarks, copyrights, trade names and logos necessary for the continued operation of the Business in a manner consistent with past practices. The Company is not infringing upon any trademark, trade name, copyright or other rights of any third party; no proceedings are pending or threatened; and no claim has been received by the Company alleging any such violation. To the best of the knowledge of the Company and the Stockholders, there is no violation by others of any right of the Company with respect to any trademark, trade name or copyright.

                           3.19 Insurance. Schedule 3.19 contains a complete
list of all of the Company's insurance policies, specifying with respect to each policy the policy limit, type of


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coverage, location of the property covered, annual premium, premium payment date and expiration date. True and complete copies of all of those policies will be delivered to NET.

                           3.20 Transactions with Affiliates. Except as set
forth on schedule 3.20, during the twelve months preceding the date of this agreement the Company has not engaged in any transaction with either of the Stockholders or any of their respective affiliates.

                           3.21 Distribution Racks. Schedule 3.21 contains a
complete list of the locations, installation dates, and purchase prices of all of the Company's distribution racks.

                           3.22 Business Relationships. Except as set forth in
the schedules to this agreement, since December 31, 1998 the Company has enjoyed good relationships with all suppliers of goods or services to the Business, the operators of all of the venues in which its postcard advertising display racks are located, and all of its advertisers, and neither the Company nor either of the Stockholders knows of any intention on the part of any such vendor, venue operator or advertiser to substantially change its relationship with the Company and neither of them has any reason to believe that the relationship with any such vendor, venue operator or advertiser will change after consummation of the sale under this agreement.

                           3.23 ERISA. Except as set forth on schedule 3.23, the
Company is not party to or bound by or liable with respect to any "employee benefit plan", within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974.

                           3.24 No Misrepresentation. No representation or
warranty by the Company or the Stockholders in this agreement (including the schedules and exhibits to this agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this agreement (including the schedules and exhibits to this agreement) not misleading.

                  4. Representations and Warranties by the Buyer and NET. The Buyer and NET jointly and severally represent and warrant to the Company and the Stockholders as follows:

                           4.1 Organization. Each of the Buyer and NET is a
corporation duly organized, validly existing and in good standing under the law of the State of Delaware and has the full corporate power to enter into and to perform this agreement.

                           4.2 Authorization of Agreement. The execution,
delivery and performance of this agreement by the Buyer and NET have been duly authorized by all requisite corporate action of each of them. This agreement is a valid and binding obligations of the Buyer and NET, enforceable against each of them, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           4.3 Consents of Third Parties. The execution,
delivery and performance of this agreement by each of the Buyer and NET will not
(a) conflict with the Buyer's or NET's certificate of incorporation or by-laws or violate any lease, agreement, commitment or other instrument, or any order, judgment or decree to which either of them is a party or by which either of them is bound, (b) violate any law or regulation applicable to the Buyer or NET, or
(c) require filing with or approval by any court or governmental authority or any other person or entity.

                           4.4 Validity of Shares. The shares of NET common
stock, when issued to the Stockholders under section 2, will be duly authorized, validly issued, fully paid and non-assessable.

                           4.5 No Misrepresentation. No representation or
warranty by the Buyer or NET in this agreement (including the schedules and exhibits to this agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this agreement (including the schedules and exhibits to this agreement) not misleading.

                  5. Further Agreements of the Parties.

                           5.1 Covenants Against Competition, Solicitation and
Disclosure.

                               (a) To accord to NET the full value of its
purchase, for a period of five years after the date of this agreement neither the Company nor either of the Stockholders shall, directly or indirectly, engage or be interested in (as owner, shareholder, partner, member, manager, lender, agent or otherwise) any business or entity that engages, anywhere in the world, in the production, reproduction, sale, distribution or other commercial exploitation of postcards containing advertisements.

                               (b) For a period of five years after the date of
this agreement, neither the Company nor either of the Stockholders shall, directly or indirectly, employ or solicit for employment or consulting, on its own behalf or on behalf of any other person or entity, or otherwise encourage the resignation of, any employee of NET or any of its subsidiaries.

                               (c) Neither the Company nor either of the
Stockholders shall at any time hereafter disclose to anyone, or use in competition with NET or any of its subsidiaries, any information with respect to any confidential or secret aspect of the business or affairs of NET or any of its subsidiaries.

                               (d) The Company and Stockholders acknowledge that
the remedy at law for breach of the provisions of this section 5.1 will be inadequate and that, in addition to any other remedy NET and the Buyer may have, they shall be entitled to an injunction restraining any breach or threatened breach, without the necessity of showing actual damages and without any bond or other security being required. If any court construes the covenant in this section 5.1, or any part thereof, to be unenforceable in any respect, the court may reduce the duration or area to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforceable.

                           5.2 Expenses. Except as expressly provided in this
agreement, the parties shall bear their own expenses in connection with the negotiation and preparation of this agreement and in connection with the transactions contemplated by this agreement.

                           5.3 Securities Act Matters.

                               (a) The Company and the Stockholders recognize
that the issuance of shares of NET common stock under section 2 is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of section 4(2) of the Securities Act. In that connection, the Company and each of the Stockholders represents and warrants to NET that they are acquiring the NET shares for their own account, for investment purposes only and not with a view to the resale or distribution of those shares, in whole or in part (other than distribution of the shares by the Company to the Stockholders). Each of the Stockholders acknowledges that he or she understands that sales or transfers of the shares are restricted by the Securities Act and by certain state securities laws and that a legend referring to that restriction will be placed on the certificates representing the Shares.

                               (b) Neither of the Stockholders may sell or
otherwise transfer the shares acquired by them pursuant to this agreement unless the transaction is registered under the Securities Act and applicable state securities laws or an exemption from registration is available. The Stockholders confirm that they understand that NET is under no obligation to register the shares on their behalf or to assist them in complying with any exemption from registration.

                           5.4 Assignment of Agreements. Nothing in this
agreement shall be construed as an attempt to assign any agreement or other instrument that by its terms is nonassignable without the consent of the other party.

                           5.5 Further Assurances. At any time and from time to
time after the date of this agreement, each party shall, without further consideration, execute and deliver to the other parties such other instruments and take such other action as the others may reasonably request to carry out the transactions contemplated by this agreement.

                           5.6 Sales Taxes. The Company shall pay any state or
local sales taxes payable in connection with the sale of Assets.

                           5.7 Bulk Sales. The parties waive compliance with the
provisions of any applicable bulk sales law. The Company shall indemnify and hold the Buyer and NET harmless from any loss, liability, damage, cost or expense (including reasonable attorney's fees and expenses) incurred by the Buyer or NET as a result of any liability to which the Buyer or NET may become subject because the transactions contemplated by this agreement are being effected without compliance with the bulk sales law or any similar statute in any jurisdiction.

                           5.8 Post-Closing Payments. The Company and the
Stockholders shall, as promptly as practical, forward to the Buyer any amount received by any of them to which the Buyer is entitled under this agreement and shall refer to the Buyer any telephone calls, letters and other communications that they may receive relating to the Business.

                  6. Survival of Representations and Warranties;
Indemnification.

                           6.1 Survival. All representations, warranties and
agreements by the Company and the Stockholders shall survive the closing under this agreement notwithstanding any investigation at any time by or on behalf of the Buyer or NET, and shall not be considered waived by the Buyer's or NET's consummation of the transactions contemplated by this agreement with knowledge of any breach of misrepresentation by the Company or the Stockholders. All representations, warranties and agreements by the Buyer and NET shall survive the closing under this agreement notwithstanding any investigation at any time by or on behalf of the Company or the Stockholders, and shall not be considered waived by the Company's consummation of the transactions contemplated by this agreement with knowledge of any breach by the Buyer or NET.

                           6.2 Indemnification.

                               (a) The Stockholders jointly and severally shall
indemnify and hold harmless the Buyer and NET against all loss, liability, damage or expense (including reasonable fees and expenses of counsel, whether involving a third party or between the parties to this agreement) the Buyer or NET may suffer, sustain or become subject to as a result of any breach of any warranty, covenant or other agreement of the Company or the Stockholders contained in this agreement, or any misrepresentation by the Company or the Stockholders, or any claim by a third party which, without regard to the merits of the claim, would constitute such a breach or misrepresentation

                               (b) The Buyer and NET jointly and severally shall
indemnify and hold harmless the Company and the Stockholders against all loss, liability, damage or expense (including reasonable fees and expenses of counsel, whether involving a third party or between the parties to this agreement) the Company or the Stockholders may suffer, sustain or become subject to as a result of any breach of any warranty, covenant or other agreement of the Buyer or NET contained in this agreement, or any misrepresentation by the Buyer or NET, or any claim by a third party which, without regard to the merits of the claim, would constitute such a breach or misrepresentation.

                           6.3 Defense of Claims. If any third-party claim is
made against any party that, if sustained, would give rise to a liability of the other party, the party against whom the claim is made shall promptly cause notice of the claim to be delivered to the other party and shall afford the other party and its counsel, at the other party's sole expense, the opportunity to join in defending or compromising the claim; no settlement shall be effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

                  7. Miscellaneous.

                           7.1 Finders. The parties represent and warrant that
they have not employed or utilized the services of any broker or finder in connection with this agreement or the transactions contemplated by it.

                           7.2 Entire Agreement. This agreement (together with
the employment agreement referred to in section 2.5(a)) contains, and is intended as, a complete statement of all of the terms of the arrangements among the parties, supersedes any previous agreements and understandings among the parties with respect to those matters, and cannot be changed or terminated orally.

                           7.3 Governing Law. This agreement shall be governed
by and construed in accordance with the law of the State of Virginia applicable to agreements made and to be performed entirely in Virginia.

                           7.4 Headings. The section headings of this agreement
are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

                           7.5 Notices. All notices and other communications
under this agreement shall be in writing and shall be deemed given when delivered personally, one day after being sent by recognized overnight courier or four days after being mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may specify by notice given to the other pursuant to this provision):

                           (a) If to the Company or the Stockholders, addressed to any of them at:

                                    c/o HelloXpress
                                    2789-B Hartland Road
                                    Falls Church, Virginia 22043

                                    with a copy to:

                           (b) If to the Buyer or NET, addressed to either or
                               both of them at:

                                    Network Event Theater, Inc.

                                    529 Fifth Avenue, 7th Floor
                                    New York, N.Y. 10017
                                    Attention: Bruce L. Resnik, Executive Vice
                                    President and Chief Financial Officer

                                    Bertram A. Abrams, Esq.
                                    Proskauer Rose LLP
                                    1585 Broadway
                                    New York, New York  10036

                           7.6 Waiver. Any party may waive compliance by another
with any of the provisions of this agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and must be signed by the party waiving the provision.

                           7.7 Separability. If any provision of this agreement
is invalid or unenforceable, the balance of this agreement shall remain in effect unless such invalidity or unenforceability shall materially impair the purpose or objectives of this agreement.

                           7.8 Assignment. No party may assign any of its, his
or her rights or delegate any of its, his or her duties under this agreement without the consent of the other parties.

                           7.9 Publicity. No party shall issue any press release
or other public statement regarding the transactions contemplated by this agreement, except that the Buyer and NET may release such information as they determine necessary or appropriate.

                           7.10 No Third Party Beneficiaries. This agreement
does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this agreement.

                              HELLOXPRESS USA, INC.

                              By:/s/ Ron Smith
                                 -------------------------------
                              Name:  Ron Smith
                              Title: Vice President/Owner


                              /s/ Dalia Smith
                              ----------------------------------
                                  Dalia Smith, individually


                              /s/ Ron Smith
                              ----------------------------------
                                  Ron Smith, individually


                              PIK:NIK MEDIA, INC.

                              By: /s/ Bruce L. Resnik
                              ----------------------------------
                                      Bruce L. Resnik,
                                      Executive Vice President and Chief
                                      Financial Officer


                              NETWORK EVENT THEATER, INC.

                              By: /s/ Bruce L. Resnik
                              ----------------------------------
                                      Bruce L. Resnik,
                                      Executive Vice President and Chief
                                      Financial Officer